                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No. _____)/1/


                         Ventana Medical Systems, Inc.
                         -----------------------------
                               (Name of Issuer)

                   Common Stock, $0.001 Par Value Per Share
                   ----------------------------------------
                        (Title of Class of Securities)

                                   92276H106
                                   ---------
                                (CUSIP Number)

                                 ------------











_______________________

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 18 Pages

-----------------------                                  ---------------------
  CUSIP NO.  92276H106                13G                  PAGE 2 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Partners, L.P.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3504827


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,464,153
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,464,153

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,464,153
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  92276H106               13G                   PAGE 3 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Associates, L.P.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3504831


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,464,153
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,464,153

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,464,153

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  92276H106               13G                   PAGE 4 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Management Partners
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3504830


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,464,153
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,464,153

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,464,153

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  92276H106               13G                   PAGE 5 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Partners II, L.P.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820302


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          441,871
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          441,871

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      441,871

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 92276H106               13G                    PAGE 6 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: MVP II Affiliates Fund, L.P.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3871877


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          12,626
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          12,626
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,626
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 92276H106               13G                    PAGE 7 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette General II, L.P.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820303


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          454,497
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          454,497
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      454,497
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 92276H106               13G                    PAGE 8 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: JED Limited Partnership
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760173


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          454,497
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          454,497
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      454,497
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                            [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 92276H106               13G                    PAGE 9 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: LDR Limited Partnership
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760176


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          454,497
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          454,497
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        454,497
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        4.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  92276H106              13G                    PAGE 10 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: James E. Daverman
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:###-##-####



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,918,650
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,918,650
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          1,918,650
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           17.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                           IN

------------------------------------------------------------------------------

                     SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  92276H106              13G                    PAGE 11 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:  Lloyd D. Ruth
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,918,650
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,918,650
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          1,918,650
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           17.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                           IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)  NAME OF ISSUER:
           --------------

           Ventana Medical Systems, Inc. ("Ventana")

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           -----------------------------------------------

           3865 N. Business Center Drive
           Tucson, AZ 85705

ITEM 2(A)  NAME OF PERSON FILING:
           ---------------------

           This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners, L.P. ("MVP"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 1,464,153 shares of common stock, par value $0.001 per share (the "Common Stock"), of Ventana; (ii) Marquette Venture Associates, L.P. ("MVA"), a Delaware limited partnership, as the sole general partner of MVP; (iii) Marquette Management Partners ("MMP"), a Delaware general partnership, as the sole general partner of MVA; (iv) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 441,871 shares of Common Stock; (v) MVP II Affiliates Fund, L.P. ("MVP II Affiliates"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 12,626 shares of Common Stock; (vi) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II and MVP II Affiliates; (vii) JED Limited Partnership ("JED"), a Delaware limited partnership, as a general partner of MG II; (viii) LDR Limited Partnership ("LDR"), a Delaware limited partnership, as a general partner of MG II; (ix) James E. Daverman ("Mr. Daverman"), an individual, as the sole general partner of JED and as a general partner of MMP; and (x) Lloyd D. Ruth ("Mr. Ruth"), an individual, as the sole general partner of LDR and as a general partner of MMP. MVP, MVA, MMP, MVP II, MVP II Affiliates, MG II, JED, LDR, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

           The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 1997, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           -----------------------------------------------------------

           The address of the principal business office of each of the Reporting Persons is:

                              Page 12 of 18 Pages

           Corporate 500 Centre
           520 Lake Cook Road, Suite 450
           Deerfield, Illinois 60015

ITEM 2(C)  CITIZENSHIP
           -----------

           MVP, MVA, MVP II, MVP II Affiliates, MG II, JED and LDR are limited partnerships organized under the laws of Delaware. MMP is a general partnership organized under the laws of Illinois.
           Mr. Daverman and Mr. Ruth are United States citizens.

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:
           ----------------------------

           Common Stock, $0.001 par value per share.

ITEM 2(E)  CUSIP NO.:
           ---------

           92276H106

ITEM 3     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B)
           OR 13D-2(B), CHECK WHETHER THE PERSONS FILING IS A:
           ---------------------------------------------------

           The persons filing are not described in any category listed under this item.

ITEM 4     OWNERSHIP
           ---------

           MVA is the sole general partner of MVP; MMP is the sole general partner of MVA; MG II is the sole general partner of both MVP II and MVP II Affiliates; JED and LDR are the general partners of MG II; Mr. Daverman is the sole general partner of JED and a general partner of MMP; and Mr. Ruth is the sole general partners of LDR and a general partner of MMP. As a result of such relationships, (i) MVA, MMP and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP, (ii) MG II, JED, LDR and both Mr. Daverman and Mr. Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II and MVP II Affiliates, and (iii) each of the Reporting Persons may be deemed beneficially to own the following number of shares:

                        (a)  Amount           (b)  Percent of Class:
                             Beneficially
                             Owned:

           MVP                1,464,153                 13.3%

           MVA                1,464,153                 13.3%

           MMP                1,464,153                 13.3%


                              Page 13 of 18 Pages

        MVP II                          441,871                              4.0%

        MVP II
        Affiliates                       12,626                              0.1%

        MG II                           454,497                              4.1%

        JED                             454,497                              4.1%

        LDR                             454,497                              4.1%

        Daverman                      1,918,650                             17.5%

        Ruth                          1,918,650                             17.5%

     (c)  Number of shares as to which such person has:

                              (i)  Sole power to vote or      (ii)  Shared power to vote or
                                   direct the vote:                 to direct the vote:

        MVP                             None                            1,464,153

        MVA                             None                            1,464,153

        MMP                             None                            1,464,153

        MVP II                          None                              441,871

        MVP II
        Affiliates                      None                               12,626

        MG II                           None                              454,497

        JED                             None                              454,497

        LDR                             None                              454,497

        Daverman                        None                            1,918,650

        Ruth                            None                            1,918,650

                              (iii)  Sole power to dispose    (iv)  Shared power to dispose
                                     or to direct the               or to direct the
                                     disposition of:                disposition of:

        MVP                             None                            1,464,153

        MVA                             None                            1,464,153

        MMP                             None                            1,464,153

        MVP II                          None                              441,871

        MVP II
        Affiliates                      None                               12,626

        MG II                           None                              454,497


                              Page 14 of 18 Pages

        JED                             None                              454,497

        LDR                             None                              454,497

        Daverman                        None                            1,918,650

        Ruth                            None                            1,918,650


Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:
          ------------------------------------------------

          No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale, of the shares.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:
          ---------------------------------------------------------

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:
          ---------------------------------------------------

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable.

ITEM 10   CERTIFICATION:
          -------------

          Not applicable.


                              Page 15 of 18 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  FEBRUARY 13, 1997

                              MARQUETTE VENTURE PARTNERS, L.P.

                              MARQUETTE VENTURE ASSOCIATES, L.P.

                              MARQUETTE MANAGEMENT PARTNERS

                              MARQUETTE VENTURE PARTNERS II, L.P.

                              MVP II AFFILIATES FUND, L.P.

                              MARQUETTE GENERAL II, L.P.

                              LDR LIMITED PARTNERSHIP


                              By:   /s/  Lloyd D. Ruth
                                  ----------------------------------
                                    Lloyd D. Ruth
                                    as authorized signatory


                              JED LIMITED PARTNERSHIP


                              By:   /s/  James E. Daverman
                                  ----------------------------------
                                    James E. Daverman
                                    as authorized signatory


                                    /s/  James E. Daverman
                                  ----------------------------------
                                  JAMES E. DAVERMAN


                                  /s/ Lloyd D. Ruth
                                  ----------------------------------
                                  LLOYD D. RUTH


                              Page 16 of 18 Pages

                                                                       EXHIBIT A
                                                                       ---------


                    AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                             _____________________


The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G (the "Schedule 13G") to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  FEBRUARY 13, 1997

                              MARQUETTE VENTURE PARTNERS, L.P.

                              MARQUETTE VENTURE ASSOCIATES, L.P.

                              MARQUETTE MANAGEMENT PARTNERS

                              MARQUETTE VENTURE PARTNERS II, L.P.

                              MVP II AFFILIATES FUND, L.P.

                              MARQUETTE GENERAL II, L.P.

                              LDR LIMITED PARTNERSHIP


                              By:   /s/  Lloyd D. Ruth
                                  -----------------------------------
                                    Lloyd D. Ruth
                                    as authorized signatory


                              Page 17 of 18 Pages

                              JED LIMITED PARTNERSHIP


                              By:   /s/  James E. Daverman
                                  -------------------------------------
                                    James E. Daverman
                                    as authorized signatory


                                  /s/  James E. Daverman
                                  -------------------------------------
                                  JAMES E. DAVERMAN


                                  /s/  Lloyd D. Ruth
                                  -------------------------------------
                                  LLOYD D. RUTH


                              Page 18 of 18 Pages